SIXTH AMENDMENT TO CONSTRUCTION AND TERM
LOAN AGREEMENT

          THIS SIXTH AMENDMENT TO CONSTRUCTION AND TERM LOAN AGREEMENT (this “Amendment”), dated as of January 29, 2009, is executed by and among LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC, a Texas limited liability company (the “Borrower”), each of the Lenders or other lending institutions which is a signatory hereto or any successor or assignee thereof, and GE BUSINESS FINANCIAL SERVICES INC., formerly known as Merrill Lynch Business Financial Services Inc.1 (in its capacity as administrative agent for the Lenders, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S:

          A. The Borrower, the Lenders, and the Administrative Agent are parties to that certain Construction and Term Loan Agreement, dated as of September 27, 2006, as amended by (a) that certain First Amendment to Construction and Term Loan Agreement and other Loan Documents dated as of August 10, 2007, (b) that certain Second Amendment to Construction and Term Loan Agreement dated as of February 15, 2008, (c) that certain Third Amendment to Construction and Term Loan Agreement dated as of February 19, 2008, (d) that certain Fourth Amendment to Construction and Term Loan Agreement dated as of May 31, 2008, and (e) that certain Fifth Amendment to Construction and Term Loan Agreement dated as of May 31, 2008 (as has been and may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

          B. The Borrower, the Administrative Agent and the Required Lenders desire to amend the Loan Agreement and agree to the other matters as described herein, subject to the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows intending to be legally bound:

ARTICLE I

Definitions

          Section 1.1 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Loan Agreement, as amended hereby.

[1]

On February 4, 2008, Merrill Lynch Business Financial Services Inc. (“MLBFS”) was acquired by a subsidiary of General Electric Capital Corporation and on March 26, 2008 MLBFS’s name was changed to GE Business Financial Services Inc.

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ARTICLE II

Amendments and Agreements

          Section 2.1 Grain Supply Agreement Consent. Administrative Agent consents to Borrower entering into a Grain Procurement Agreement with Farmers Cooperative Elevator Co. of Levelland, Texas (“Farmers Coop”). Borrower agrees to deliver to Administrative Agent a Consent and Agreement, in form and substance satisfactory to Administrative Agent, executed by Farmers Coop and Borrower concurrently with execution of the Grain Procurement Agreement with Farmers Coop.

          Section 2.2 Amendment to Definitions. Effective as of the date hereof, Section 1.1 of the Loan Agreement is amended as follows:

(a)	The following defined terms are added in alphabetical order:

          “Calculation Start Date” means the earlier of (i) January 30, 2009 or (ii) the effective date of a Grain Procurement Agreement executed by and between Borrower and Farmers Cooperative Elevator Co. of Levelland, Texas.

“Calculation Start Date Anniversary” means the day before the one year anniversary of the Calculation Start Date.

          “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of January 29, 2009, by and among Administrative Agent, Borrower, the Required Lenders and FEL, as the same has been and may be amended, restated or modified from time to time, all in form and substance satisfactory to Administrative Agent.

          “New FEL Loan Agreement” means that certain Loan Agreement dated effective as of January 29, 2009 by and between Borrower and FEL, as the same has been and may be amended, restated or modified from time to time, all in form and substance satisfactory to Administrative Agent.

          “New FEL Subordinated Debt” means (i) the revolving line of credit in the maximum principal amount of $2,000,000, plus interest, made available to Borrower by FEL, and (ii) any draws upon any letter of credit obtained by or through FEL for the benefit of Borrower in the maximum principal amount of $1,000,000, plus any interest accrued thereon and any fees by the issuer for issuance or renewal of any such letter of credit, all pursuant to the terms of the New FEL Loan Agreement.

          “New FEL Subordinated Debt Documents” means collectively, (a) the New FEL Loan Agreement, (b) that certain Promissory Note dated January 29, 2009 executed by Borrower and payable to the order of FEL, (c) any letter of credit obtained by or through FEL for the benefit of Borrower in accordance with the New FEL Loan Agreement, (d) the Intercreditor Agreement, and (e) any security agreements securing payment of the New FEL Subordinated Debt, all as

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the same have been and may be amended, restated or modified from time to time, all in form and substance satisfactory to Administrative Agent.

(b) The definition of “EBITDAR” is amended and restated in its entirety to read as follows:

          “EBITDAR” means the Borrower’s income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, other non-cash charges, and rent; all as determined in accordance with GAAP (a) for the period beginning the Calculation Start Date through and including the Calculation Start Date Anniversary, on an annualized basis and (b) thereafter on a trailing 12-month basis.

(c) The definition of “EBITDAR Coverage Ratio” is amended by deleting “all as determined on a trailing 12-month basis in accordance with GAAP” and substituting in its place the following:

          “all as determined in accordance with GAAP (a) for the period beginning the Calculation Start Date through and including the Calculation Start Date Anniversary on an annualized basis and (b) thereafter on a trailing 12-month basis. Notwithstanding anything to the contrary in this Agreement, any debt of Borrower owed to a unit holder of Borrower with respect to the Rex Subordinated Debt, the New Rex Subordinated Debt, or the New FEL Subordinated Debt (except interest paid on the New FEL Subordinated Debt revolving line of credit shall be included) shall not be taken into account when calculating this ratio”.

(d) The definition of “Leverage Ratio” is amended by deleting “all as amended on a trailing 12-month basis in accordance with GAAP and substituting in its place the following:

          “all as determined in accordance with GAAP with the ratio being determined on an annualized basis beginning the Calculation State Date through and including the Calculation Start Date Anniversary and thereafter (a)(i) shall be determined on a 12-month trailing basis and (a)(ii) shall be determined on an immediately following 12-month basis. Notwithstanding anything to the contrary in this Agreement, any debt of Borrower owed to a unit holder of Borrower with respect to the Rex Subordinated Debt, the New Rex Subordinated Debt, or the New FEL Subordinated Debt (except the outstanding principal balance of the New FEL Subordinated Debt revolving line of credit shall be included) shall not be taken into account when calculating this ratio”.

(e) The definition of “Permitted Exceptions” is amended and restated in its entirety to read as follows:

          “Permitted Exceptions” means (a) Liens in favor of Administrative Agent for the benefit of itself and any Lenders, (b) as to Real Property Collateral, the liens, easements, restrictions, security interests and other title matters, if any, as reflected on the mortgagee policy of title insurance accepted by Administrative

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Agent with respect to the Mortgage, (c) Liens of Governmental Agencies for taxes not yet due and payable, (d) Liens not delinquent arising in the ordinary course of business and created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations, (e) as to Personal Property Collateral, other non-consensual liens arising in the ordinary course of business for sums not due, (f) if Secured Parties’ rights to and interest in the Collateral would not be materially and adversely affected thereby, any Liens for taxes or other non-consensual Liens against the Collateral arising in the ordinary course of business and being contested in good faith by appropriate proceedings, so long as adequate reserves are maintained with respect to such contested amounts in amount (including the amount contested, and potential costs, interest, and penalties) and manner acceptable to Administrative Agent, (g) as to grain in storage or in transit, byproducts and proceeds of byproducts but excluding grain in-process and proceeds of grain in-process, (h) Liens in favor of a third party reasonably acceptable to Administrative Agent to secure Indebtedness permitted under Section 6.3(f) (including without limitation Liens arising pursuant to the Rex Subordinated Debt Documents, the New Rex Subordinated Debt Documents, and the New FEL Subordinated Debt Documents), and (i) any other Liens expressly permitted in writing by Administrative Agent.

Section 2.3 Amendment to Section 6.5 of the Loan Agreement. Effective as of the date hereof, Section 6.5 of the Loan Agreement is amended and restated to read in its entirety as follows:

          Section 6.5 Restricted Payments. Borrower shall not make or permit any Restricted Payment, except Borrower may (a) prepay in full the FEL Subordinated Debt and the Rex Subordinated Debt, (b) pay the New Rex Subordinated Debt to the extent permitted in the Subordination Agreement, and (c) pay the New FEL Subordinated Debt to the extent permitted in the Intercreditor Agreement.

Section 2.4 Quarterly Certificate of Compliance. Effective as of the date hereof, Section 5.1(b) of the Loan Agreement is amended and restated in its entirety to read as follows:

          “(b) Quarterly Certificate of Compliance. Beginning with the fiscal quarter ending March 31, 2009 for the EBITDAR Coverage Ratio, and beginning with the fiscal quarter ending December 31, 2009 for the Leverage Ratio, within 60 days after the close of each fiscal quarter, a Certificate of Compliance, duly executed by the controller or general manager of Borrower, in the form of Exhibit B attached hereto (except the Annex B Leverage Ratio will not be completed until the fiscal quarter ending December 31, 2009 and thereafter), or such other form as may reasonably be required by Administrative Agent from time to time;”

Section 2.5 Financial Covenant for EBITDAR Coverage Ratio. Effective as of the date hereof, Section 6.10(a) of the Loan Agreement is amended and restated to read as follows:

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“(a) EBITDAR Coverage Ratio. Borrower’s EBITDAR Ratio shall at all times after the Calculation Start Date equal or exceed 1.40 to 1.00.”

          Section 2.6 Financial Covenant for Leverage Ratio. Effective as of the date hereof, Section 6.10(b) of the Loan Agreement (which is deemed to be everything prior to the everything prior to the paragraph that begins “Notwithstanding”) is hereby amended and restated in its entirety to read as follows:

          “(b) Leverage Ratio. Beginning with a calculation date as of December 31, 2009 and at all times thereafter, Borrower’s Leverage Ratio shall be equal to or less than the ratio set forth below that corresponds to the applicable period of the calculation date (for example, a Leverage Ratio determined as of March 31, 2010 must be equal to or less than 2.93 to 1.00):

Period:	Ratio:

Calculation Start Date through and including December 31, 2009	3.34 to 1.00
January 1, 2010 through and including December 31, 2010	2.93 to 1.00
January 1, 2011 through and including December 31, 2011	2.54 to 1.00
January 1, 2012 through and including December 31, 2012	2.17 to 1.00
January 1, 2013 and thereafter	1.82 to 1.00

          Section 2.7 Financial Covenants. Effective as of the date hereof, Section 6.10 of the Loan Agreement is amended to add “(c) Right to Cure.” at the beginning of the paragraph that begins “Notwithstanding anything to the contrary contained herein”.

          Section 2.8 Excess Cash Flow. Effective as of the date hereof, Section 2.3(c) of the Loan Agreement is amended to add the following at the end of the first sentence:

          “for the first $3,000,000 of Excess Cash Flow earned during such preceding fiscal year, and equal to 75% of all Excess Cash Flow as of December 31 of such preceding fiscal year that is greater than $3,000,000”.

          Section 2.9 Commodities Trading, Hedging Policy and Report. Effective as of the date hereof, the Loan Agreement is amended to add a new Section 5.1(h) as follows:

          “(h) Commodities Trading; Hedging Policies and Report. Prior to engaging in commodities trading, futures, options, and hedging transactions and activities, Borrower shall adopt and maintain, a Risk Management Policy for commodities trading, futures, options, and hedging activities in form and substance acceptable to Administrative Agent. Furthermore, Borrower agrees to

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not deviate from the approved Risk Management Policy without the written consent of Administrative Agent, provided that this requirement shall not be construed to require Borrower to obtain Administrative Agent’s consent prior to engaging in any such transactions that Borrower believes, in good faith, comply with its approved Risk Management Policy. Borrower agrees to provide to Administrative Agent a quarterly report, within sixty (60) days after the end of the quarter reported, of all of Borrower’s commodities trading, futures, options, and hedging accounts, holdings, positions, transactions, and any other related activities during the reporting period; provided, however, Borrower shall not be required to provide such report if it does not engage in any of those activities during the applicable quarter. Administrative Agent acknowledges and agrees that the form of a quarterly report, covering the applicable quarterly reporting period, furnished to Borrower by the manager(s) of all of Borrower’s commodities trading, futures, options, and hedging transactions and activities is an acceptable report form, provided that use of such report does not absolve Borrower from its covenants herein if a matter required to be reported pursuant hereto is omitted from such report.

Section 2.10 Commodities Trading, Hedging. Effective as of the date hereof, the Loan Agreement is amended to add a new Section 6.20 as follows:

          6.20 Commodities Trading; Hedging. Borrower shall not engage in any commodities trading, futures, options, or hedging activities unless Borrower has adopted, and Administrative Agent has approved, a Risk Management Policy in accordance with Section 5.1(h) hereof. Borrower shall not materially amend its Risk Management Policy without the prior written consent of Administrative Agent. If Borrower amends its Risk Management Policy, Borrower will provide a copy of the amendment to Administrative Agent within five (5) Business Days after adopting such amendment.”

          Section 2.11 Waiver of Certain Financial Covenant Defaults. Administrative Agent and Lenders hereby waive any Default by Borrower of Borrower’s covenants set forth in Section 6.10(a) or 6.10(b) of the Loan Agreement that occurred prior to the Calculation Start Date.

          Section 2.12 Cross Default. Borrower acknowledges and agrees that any document that evidences, governs, secures, or guarantees a loan or letter of credit by, obtained through, or payable by Borrower to, FEL, (i) is a material agreement that is subject to Section 9.1(g) of the Loan Agreement, and (ii) does not constitute an agreement involving or evidencing trade payables as contemplated in Section 9.1(g) of the Loan Agreement. Borrower agrees to timely perform all of Borrower’s obligations with respect to each such loan and letter of credit so as to prevent any default with respect thereto. Borrower acknowledges and agrees that Administrative Agent has the right (but not the obligation) to perform any of such obligations of Borrower upon the occurrence of a default by Borrower, and all amounts incurred by Administrative Agent in connection therewith shall be Obligations. Notwithstanding the foregoing, no default under any document that evidences, governs, secures, or guarantees a loan or letter of credit by, obtained

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through, or payable by Borrower to, FEL shall constitute an Event of Default under Section 9.1(g) of the Loan Agreement if FEL waives such default under such documents.

          Section 2.13 Amendment Fee. In consideration of the execution of this Amendment, Borrower agrees to pay to Administrative Agent, for the benefit of the Lenders, a fee in the amount of fifty thousand dollars ($50,000.00), less the amounts payable by Borrower pursuant to Section 2.14 below, which fee shall be payable in two equal installments with the first installment due and payable on or before June 1, 2009, and the second installment due and payable on or before December 1, 2009.

          Section 2.14 Expenses. Without limiting anything contained in the Loan Documents, Borrower acknowledges and agrees that Borrower shall pay, as a condition to this Amendment, all reasonable third party costs and expenses of Administrative Agent and the Lenders, including without limitation reasonable attorneys’ fees, in connection with preparing, negotiating, and executing this Amendment, the Intercreditor Agreement, and the New FEL Subordinated Debt Documents, which third party costs and expenses shall not exceed $50,000.00.

ARTICLE III

Conditions Precedent

          Section 3.1 Condition. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

          (a) Amendment; Expenses. The Administrative Agent shall have received this Amendment executed by the Borrower, the Administrative Agent and the Required Lenders, and Administrative Agent shall have received payment of the expenses as provided in Section 2.14 above.

(b) Default. Upon giving effect to this Amendment, no Default shall have occurred and be continuing.

          (c) Representations and Warranties. All of the representations and warranties contained in Article IV of the Loan Agreement and in the other Loan Documents shall be true and correct on and as of the date of this Amendment with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent such representations and warranties speak to a specific date.

ARTICLE IV

No Waiver

          Nothing contained herein shall be construed as a consent by the Administrative Agent and the Lenders to any breach of any covenant or provision of the Loan Agreement, the other Loan Documents, this Amendment, or of any other contract or instrument among Borrower, the Administrative Agent and the Lenders, and the failure of the Administrative Agent or any Lender at any time or times hereafter to require strict compliance by Borrower of any provision thereof shall not waive, affect or diminish any right of the Administrative Agent and the Lenders to

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thereafter demand strict compliance therewith. Nothing contained in this Amendment shall be deemed or construed to waive any condition, obligation, Default, or Event of Default except to the extent expressly waived herein. The Administrative Agent and the Lenders hereby reserve all rights granted under the Loan Agreement and the other Loan Documents (in each case as amended by this Amendment), and this Amendment and any other contract or instrument among Borrower, the Administrative Agent and any of the Lenders.

ARTICLE V

Ratifications, Representations and Warranties

          Section 5.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Administrative Agent and the Lenders agree that the Loan Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally.

          Section 5.2 Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (i) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed or delivered in connection herewith have been authorized by all requisite action on the part of the Borrower and will not violate the articles of organization, operating agreement or regulations or other organizational documents of the Borrower, (ii) the representations and warranties contained in the Loan Agreement, as such Loan Agreement is amended hereby, and any other Loan Document are true and correct on and as of the date hereof as though made on and as of the date hereof except for those that relate solely to a specific date or have changed as a result of transactions permitted by the Loan Agreement, (iii) after giving effect to this Amendment, no Default has occurred and is continuing, and (iv) after giving effect to this Amendment, the Borrower is in full compliance with all material covenants and agreements contained in the Loan Agreement as amended hereby.

ARTICLE VI

Miscellaneous

          Section 6.1 Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document (as amended by this Amendment), including any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and such other Loan Documents, and no investigation by the Administrative Agent or any Lender shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.

          Section 6.2 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder

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of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

          Section 6.3 GOVERNING LAW. THIS LOAN AGREEMENT, THE NOTE AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF ILLINOIS, NOT INCLUDING ITS CONFLICT OF LAW PROVISIONS; PROVIDED THAT THE LAWS OF THE STATE WHERE REAL PROPERTY COLLATERAL IS LOCATED SHALL GOVERN WITH RESPECT TO THE CREATION, PERFECTION AND ENFORCEMENT OF RIGHTS, SECURITY INTERESTS, REMEDIES AND LIENS AGAINST THE REAL PROPERTY COLLATERAL.

          Section 6.4 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Administrative Agent, the Lenders and the Borrower and their respective successors and assigns, except the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders.

          Section 6.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles of signatures shall be binding and effective as originals.

          Section 6.6 Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

          Section 6.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

          Section 6.8 ENTIRE AGREEMENT. THIS AMENDMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THIS AMENDMENT AND SUPERSEDE ANY AND ALL PRIOR AND CONTEMPORANEOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of Document Intentionally Left Blank]

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          IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

BORROWER:

LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC

By:

James P. Halbert
Vice President

Signature Page to Sixth Amendment to Construction and Term Loan Agreement

ADMINISTRATIVE AGENT AND LENDER:

GE BUSINESS FINANCIAL SERVICES, INC., formerly known as Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:

Name:

Title:

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OTHER LENDERS:

STATE BANK OF TEXAS, as a Lender

By:

Name:

Title:

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PALM DESERT NATIONAL BANK, as a Lender

By:

Name:

Title:

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COMMUNITY FIRST BANK, as a Lender

By:

Name:

Title:

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MIDWEST BANK OF WESTERN ILLINOIS, as a Lender

By:

Name:

Title:

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TEXAS CITIZENS BANK N.A., as a Lender

By:

Name:

Title:

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INTERSTATE BANK, SSB, as a Lender

By:

Name:

Title:

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